EXHIBIT 21

SUBSIDIARIES OF BNC BANCORP

Name	Jurisdiction

Bank of North Carolina	North Carolina

BNC Bancorp Capital Trust I	Delaware

BNC Bancorp Capital Trust II	Delaware

BNC Capital Trust III	Delaware

BNC Capital Trust IV	Delaware